EXHIBIT 10.6

PROMISSORY NOTE

U.S. $128,721.65	Houston, Texas	April 1, 2005

For value received, the undersigned, FLOTEK INDUSTRIES, INC. (the "Maker"), promises to pay to the order of GLENN S. PENNY (the “Payee”) at 1004 South Plainsman Road, Marlow, Oklahoma 73055 or at such other place and to such other party or parties as the owner and holder hereof may from time to time designate in writing, the principal sum of One Hundred Twenty-Eight Thousand Seven Hundred Twenty-One and 65/100 U.S. Dollars (U.S. $128,721.65), together with interest from the date hereof until maturity on the principal amount of this Promissory Note remaining outstanding and unpaid from time to time at a per annum rate equal to 12 ½% , with no compounding.

The Maker shall make payments pursuant to this Note as follows: (i) all accrued interest shall be paid on a monthly basis, beginning on May 1, 2005, and (ii) principal payment in the amount of $7,151.20 shall be made on the first day of each month, beginning on November 1, 2005. On April 1, 2007 (the "Maturity Date"), the Maker shall pay the holder of this Promissory Note all principal and interest then owed by the Maker pursuant to this Promissory Note.

All past due installments of principal shall bear interest at the rate of eighteen percent (18%) per annum, with no compounding. All payments shall first be applied to accrued interest, if any, with the balance of the payment reducing the unpaid principal balance hereof.

The Maker may from time to time prepay this Promissory Note, in whole or in part. Any such prepayment hereunder shall be applied first to accrued and unpaid interest, if any, owing on this Promissory Note, and the balance to the principal balance of this Promissory Note.

The occurrence or existence of any of the following events or conditions shall constitute an "Event of Default":

(a) the failure of the Maker to pay when due any of the principal or interest payable pursuant to this Note which failure is not cured within 3 days of written notice thereof from the holder of this Note; or

(b) the assignment by the Maker for the benefit of creditors or the application by the Maker to any court for the appointment of a trustee or receiver for any of the assets of the Maker that have been pledged to secure the repayment of the Note or the commencement of any proceedings relating to the Maker under any bankruptcy, reorganization, arrangement, readjustment of debts or other insolvency law of any jurisdiction, or the entering of an order appointing such trustee or receiver or adjudicating the Maker bankrupt or insolvent or approving the petition in any such proceedings.

If an event of default shall occur, the holder hereof may, at the option of the holder, without demand, notice or presentment, declare the entire unpaid principal balance of this Promissory Note, together with all accrued unpaid interest thereon, to be due and payable immediately. Upon any such declaration, the principal of this Promissory Note and any such accrued interest shall become and be immediately due and payable, and the holder hereof may thereupon proceed to protect and enforce the obligations of the Maker hereunder either by suit in equity or by action of law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Promissory Note or to enforce any other legal or equitable right of the holder hereof.

If an event of default shall occur and this Promissory Note is placed in the hands of an attorney for collection, or if suit is filed hereon, or if this Promissory Note shall be collected by legal proceedings or through a probate or bankruptcy court, the Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

All agreements between the Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity hereof or otherwise, shall the interest paid or agreed to be paid to the holder thereof exceed the maximum amount permissible under applicable law. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of this Promissory Note until payment in full of the principal of this Promissory Note (including the period of any renewal or extension hereof) so that the rate of interest hereon is uniform throughout the term hereof. This paragraph shall control all agreements between the undersigned and the holder hereof relating to the obligations evidenced by this Promissory Note.

This Promissory Note shall be construed in accordance with the laws of the State of Texas, U.S.A. and the laws of the United States applicable to transactions in Texas, U.S.A.

This Promissory Note is delivered pursuant to the terms of that certain letter agreement dated the date hereof among Robert S. Beall, Glenn S. Penny, Stimulation Chemicals, LLC and Flotek Industries, Inc.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr., Chief Executive Officer